Exhibit 4.5

INSO CORPORATION

Incentive Stock Option Agreement
Under the Inso Corporation 1996 Stock Incentive Plan

Optionee: [   ]


Date:   [    ]

Pursuant to the terms of its 1996 Stock Incentive Plan (the "Plan"), Inso
Corporation, a Delaware corporation (the "Company"), hereby grants to [   ]
(the "Optionee") an option (the "Option") to purchase up to [   ] shares
(the "Option Shares") of the common stock, par value $.01 per share, of the Company (the "Common Stock") at a purchase price of [$ ] per Option Share, on the terms and conditions set forth herein and in the Plan.

It is intended that this Option shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the "Code").

1. Term.  The Option shall be exercisable, in whole or in part, on or prior
to [   ] (the "Expiration Date").

2. Vesting Schedule. Subject to the provisions of Sections 5, 6 and 7 hereof and the discretion of the Board (as such term is defined in the Plan) to accelerate the vesting of the Option, this Option shall become vested and exercisable with respect to the following percentages of Option Shares as set forth below:

Date       Percentage of Option Shares     Number of Option Shares
           Available for Purchase          Available for Purchase




3. Procedures for Exercise. The Option may be exercised by the Optionee from time to time prior to the Expiration Date by delivering a written notice in the form attached to this Agreement as Exhibit A (each, an "Exercise Notice"), to the person designated thereon, specifying the number of Option Shares to be purchased. Payment of the purchase price for the Option Shares may, at the Optionee's election, be made in cash or check in an amount equal to the exercise price of such Options, or by (a) delivery of shares of Common Stock owned by the Optionee for at least six months (or such shorter period as is approved by the Board), valued at their Fair Market Value (as defined in the
Plan), (b) delivery of a promissory note of the Optionee to the Company on terms determined by the Board, (c) delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or delivery of irrevocable instructions to a broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price, (d) payment of such other lawful consideration as the Board may determine, or
(e) any combination of the foregoing.

The Company's obligation to consummate the transaction contemplated by the Exercise Notice shall be subject to the Company's receipt of full payment for the Option Shares to be purchased thereunder and any other agreement, document or instrument or other evidence as the Company may require to establish that the issuance of Option Shares to the Optionee pursuant to the Plan and any subsequent resale of such Option Shares shall comply with any applicable law or regulation.

Certificates for Option Shares may be issued in the name of the Optionee jointly with another person or in the name of an executor or administrator of the Optionee's estate upon request.

Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date.

4. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

5. Continuous Relationship with the Company Required. Except as otherwise provided in Section 6, this Option may not be exercised unless the Optionee, at the time he or she exercises this Option, is, and has been at all times since the date of grant of this Option, an employee, officer or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code.

6. Termination of Service. If the Optionee ceases to be employed by the Company, the period within which to exercise the Option shall terminate three months after the date of such cessation or the Expiration Date, whichever is earlier, and such Option shall be exercisable through such date as to the Option Shares which were available for purchase on the date the Optionee ceased to be employed by the Company; provided, however, that if the Optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code) or dies, any Option granted to an Optionee and outstanding on the date of his or her death or disability may be exercised by the legal representative, guardian or Designated Beneficiary (as defined in the Plan) of the Optionee or the Optionee for a period of one year from the date of death or disability or until the Expiration Date, whichever is earlier.

7. Change in Control.   Notwithstanding the provisions of paragraph 2, in the
event of a Change in Control (as defined in the Plan) the Option shall become automatically exercisable in full.

8. Option Shares. The Option Shares are shares of the Common Stock of the Company as constituted on the date of this Option was granted (including any grant subject to a condition subsequent), subject to adjustment as provided in Section 5(b) of the Plan.

9. No Special Rights. This Option does not confer upon the Optionee any right with respect to continuation of employment by the Company or any of its subsidiaries. The Company expressly reserves the right at any time to dismiss the Optionee free from any liability or claim under the Plan.

10. Rights as a Stockholder. The Optionee shall have no right as a stockholder with respect to any Option Share unless and until a certificate representing such Option Share is duly issued and delivered to the Optionee. Except as expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

11. Tax Withholding. No shares will be issued pursuant to the exercise of this Option unless and until the Optionee pays to Company or makes arrangements with the Company, including, but not limited to, the option to satisfy the tax withholding with shares of Common Stock, in accordance with Section 10 of the Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to such income. In the Board's discretion, and subject to such conditions as the Board may establish, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the exercise of the Option creating the tax obligation, valued at their Fair Market Value.

12. The Plan. In the event of any conflict or inconsistency between the terms of this Option and the Plan, the terms and conditions of the Plan shall control.

13. Delivery of Shares; Compliance With Securities Laws, Etc.

(a) General. The Company shall, upon payment of the option price for the number of Option Shares purchased and paid for, make prompt delivery of such Option Shares to the Optionee, provided that if any law or regulation requires the Company to take any action with respect to such Option Shares before the issuance thereof, then the date of delivery of such Option Shares shall be extended for the period necessary to complete such action.

(b) Listing, Qualification, Etc. This Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares hereunder, this Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification or disclosure, or to satisfy such other condition.

13. Disqualifying Disposition. If the Optionee disposes of Option Shares acquired upon exercise of this Option within two years from the date of grant of this Option or one year after such Option Shares were acquired pursuant to exercise of this Option, the Optionee shall notify the Company in writing of such disposition.

14.	Miscellaneous.  Notices hereunder shall be mailed or delivered to the
Company at its principal place of business to the attention of the Secretary and shall be mailed or delivered to the Optionee at the address set forth in the records of the Company, or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

INSO CORPORATION


By________________________
		Bruce G. Hill
		Vice President and
  General Counsel

Agreed to and accepted
as of [    ]:


______________________
[   ]



EXHIBIT A

Inso Corporation
31 St. James Ave.
Boston, MA  02116
Attention:  James Dildine

INCENTIVE STOCK OPTION EXERCISE FORM

This is notice that I am exercising Incentive Stock Options granted to me on .

	Number of Shares Covered in this Exercise:	(A)
	Exercise Price per Share	$ (B)
	TOTAL Exercise Price (AxB)	$

I intend to pay the exercise as follows:
  Cashless via broker
		Broker's Name:
		Company:
		Phone:              Fax:

	In Cash (please attach a check payable to Inso Corporation)

	With previously owned Inso Corporation shares (if this method is chosen, you will be provided with the number of shares required to complete the exercise and the amount of additional cash required to pay for fractional shares, if any).

 I understand that the exercise of incentive stock options generates taxable income and that it is necessary to have applicable Federal, State and FICA taxes withheld. I intend to pay withholding taxes as follows:

 Cashless via broker, as above.

	Cash (please inform me of the amount owed and I will send a check payable to Inso Corporation within five (5) business days).

	Shares (please inform me of the taxes due and arrange a reduction in the number of shares issued).


Signature		Date

Print Name

FOR OFFICE USE ONLY:
Date
Received
Time
Received
AM
PM
Confirmed
Option on
Confirmed
Tax Amt
Due on
FICA Limit
INSO Close
on
Control